Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Acquire Assets of Mount Sinai Health System Clinical Outreach Laboratories
Transaction will benefit physicians and patients in metropolitan New York City
Burlington, N.C.--January 10, 2017 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), a world leading life sciences company, and the Mount Sinai Health System (Mount Sinai), one of the largest health systems in metropolitan New York City, have entered into a definitive agreement for LabCorp to acquire assets of Mount Sinai’s Clinical Outreach Laboratories. When the transaction is complete, LabCorp will be available to provide comprehensive laboratory services to physicians and patients that currently use Mount Sinai’s outreach laboratory.
“LabCorp has successfully provided comprehensive health system solutions for over three decades,” said David P. King, chairman and chief executive officer of LabCorp. “This transaction, giving us the opportunity to serve an anchor health system in the critical New York metro market, provides us even broader opportunity to improve health and lives through the delivery of world class diagnostics.”
Mount Sinai will continue to provide laboratory testing for patients registered at its hospitals and ambulatory facilities as inpatients or outpatients, as well as laboratory testing services for physicians in their professional practices in the areas of anatomic pathology, molecular pathology and genetics. LabCorp will offer clinical pathology testing, including cytology and cytology-related molecular testing. Seven patient service centers currently operated by Mount Sinai will be added to LabCorp’s existing network of 120 patient service centers in the metropolitan New York City area. The parties are also vigorously exploring opportunities to collaborate on projects involving companion diagnostics, clinical trials and medical education.
“LabCorp was selected for its depth and breadth of services and track record of high quality,” said Carlos Cordon-Cardo, M.D., Ph.D., Irene Heinz Given and John LaPorte Given professor and chairman, Department of Pathology, Mount Sinai Health System. “Their unparalleled reputation and success ensures our patients will continue to have access to high-quality, high-value and convenient testing services.”
“Customers and patients will quickly see the advantages of our differentiators,” said William B. Haas, senior vice president and co-leader of LabCorp Diagnostics. “Only LabCorp can offer access to clinical trials and research through Covance Drug Development, enhanced IT and data analytics, standardized testing platforms and broad patient access.”
“We are confident this transaction will provide great benefits for our patients and physicians and allow Mount Sinai to continue to invest in our core strategic programs,” said Donald Scanlon, chief financial officer and chief of corporate services, Mount Sinai Health System. “LabCorp’s proven track record of service excellence, breadth of diagnostic capabilities, and cost-efficiency will benefit our community now and in years to come.”
The transaction, which has already received clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, is expected to close in the first quarter of 2017. Other terms of the transaction were not disclosed.
Citi acted as exclusive advisor to the Mount Sinai Health System in connection with the clinical outreach assets sold in this transaction.

About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is a world leading life sciences company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.